Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of Cintas Corporation for the registration of debt securities, and to the incorporation by reference therein of our reports dated July 29, 2016, with respect to the consolidated financial statements and schedule listed in the Index at Item 15(a)(2) of Cintas Corporation, and the effectiveness of internal control over financial reporting of Cintas Corporation, included in its Annual Report (Form 10-K) for the year ended May 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cincinnati, Ohio
March 6, 2017